Exhibit 10.15

EXECUTION VERSION

PARTICIPATION AGREEMENT

This Participation Agreement (“Agreement”) is made and entered into this 11th day of August, 2004 by and between

Environmental Remediation Holding Corporation, a corporation organized and existing under the laws of the State of Colorado, U.S.A. (hereinafter referred to as “ERHC”), and

Pioneer Natural Resources USA, Inc. a company incorporated in Delaware (hereinafter referred to as “Pioneer”).

Each of ERHC and Pioneer is individually a “Party” and they are collectively the “Parties” to this Agreement.

WITNESSETH:

WHEREAS, ERHC holds rights under certain agreements between itself, the Government of São Tomé e Príncipe and the Joint Development Authority (the “JDA”) of the Nigeria-São Tomé e Príncipe Joint Development Zone (the “JDZ”), to wit:

•	The Memorandum of Agreement between the Democratic Republic of Sao Tome e Principe and ERHC dated May 21, 2001; and

•	Option Agreement between the Democratic Republic of São Tomé e Príncipe and ERHC dated April 2, 2003; and

•	Administration Agreement between the JDA and ERHC dated April 7, 2003 (collectively hereinafter referred to as the “Option Agreements”); and

WHEREAS, the Option Agreements allow ERHC to elect to acquire from the JDA participating interests in certain Blocks within the JDZ;

WHEREAS, the Parties acknowledge that ERHC has, by exercising its Choice 4 option under the Option Agreements, elected to acquire a Participating Interest of thirty percent (30%) in Block 2, subject to the terms of a Production Sharing Contract that will be negotiated between the JDA and all of the non-Governmental acquiring parties to Block 2 (“PSC”), and that, pursuant to the terms of the Option Agreements, such interest will not include an obligation to pay a pro-rata share of the applicable signature bonus (“the Option Interest”);

WHEREAS, the Parties acknowledge that ERHC has submitted a bid in accordance with the rules of the JDZ bid round that occurred in October 2003 that, if successful, will entitle ERHC to acquire an additional Participating Interest in Block 2 subject to the terms of a PSC that will be negotiated between the JDA and all of the non-Governmental acquiring parties to Block 2, and that such interest will include an obligation to pay a pro-rata share of the applicable signature bonus (“the Bid Interest”);

EXECUTION VERSION

WHEREAS, the Parties acknowledge that the terms and conditions applicable to the PSC for Block 2, including but not limited to the Work Program, have not yet been agreed between the JDA and the non-Governmental parties to the PSC;

WHEREAS, Pioneer desires to acquire fifty percent (50%) of the Option Interest and ninety percent (90%) of the Bid Interest for the consideration and upon the terms and conditions contained herein; and

WHEREAS, ERHC desires to assign, transfer, or otherwise convey to Pioneer such rights owned by ERHC that will enable Pioneer to acquire fifty percent (50%) of the Option Interest and ninety percent (90%) of the Bid Interest for the consideration and upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions

“Affiliate” means a legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. For the purposes of this definition, control means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity. “Controls,” “controlled by” and other derivatives shall be construed accordingly.

“Application” means the bid submitted to the JDA by ERHC in respect of the Bid Interest, a summary of which is attached hereto as Annex 1.

“Assigned Interest” means fifty percent (50%) of the Option Interest and ninety percent (90%) of the Bid Interest and all related rights and obligations pertaining thereto, including but not limited to copies of all data, interpretations thereof and other information owned by ERHC in respect of Block 2.

“Assignment” means either (i) the acquisition by Pioneer of the Assigned Interest by its execution of a PSC covering Block 2 or (ii) the transfer, conveyance or assignment of the Assigned Interest to Pioneer from ERHC by written document duly approved by the relevant Governmental authorities.

“Bid Interest” has the meaning ascribed to it in the Recitals.

“Block 2” means that geographical area of the JDZ designated by the coordinates promulgated by the JDA in accordance with the JDZ bid round that occurred in October, 2003.

  EXECUTION VERSION

“Carried Costs” has the meaning ascribed to it in Section 3(c).

“Contractor” means the combination of all non-Government parties to the PSC for Block 2.

“Cost Oil” means the quantity of crude oil allocated to the Contractor in accordance with the terms of the PSC for the recovery of allowable Costs by Contractor.

“Costs” means the costs incurred by the Parties to perform Petroleum Operations, including costs for Operator's overhead properly charged in accordance with the JOA.

“Declaration of Commerciality” means the date that the Contractor under the PSC has completed all of the appraisal work for a commercial discovery and notifies the JDA that it intends to develop the field and will submit for approval a proposal for a field development program.

“Earning Period” means the period beginning on the Transfer Date and ending on the date that the first Declaration of Commerciality is made under the PSC in respect of Block 2.

“Effective Date” means the date first above written. The Agreement shall be effective after execution by the Parties as of the Effective Date and shall continue in effect (i) until terminated as provided herein or (ii) until the Parties have fully performed their obligations hereunder, whichever first occurs.

“Government” means any nation or any political subdivision of such nation, including the JDA, and any department, court, commission, board, bureau, ministry, agency, or other instrumentality of such a nation or political subdivision, that exercises or is entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority.

“Joint Development Authority” or “JDA” means the Joint Development Authority established by Part Three of the Treaty.

“Joint Development Zone” or “JDZ” means, subject to Article 5 and Article 31 (paragraph 5) of the Treaty, the area of seabed and subsoil, together with the superjacent waters, established as a joint development zone under Article 2 of the Treaty.

“Joint Operating Agreement” or “JOA” means the Joint Operating Agreement to be entered into between the parties owning a Participating Interest in respect to Block 2. The Parties will use their reasonable efforts to negotiate and sign such JOA within 120 days from the Effective Date, but in any event no later than the date the PSC is executed. Such JOA will be based on the 1995 AIPN Model Form International Operating Agreement and the AIPN 2000 Model Form Accounting Procedure.

“Operator” means the operator appointed in accordance with the terms of the JOA and the PSC.

“Option Interest” has the meaning ascribed to it in the Recitals.

EXECUTION VERSION

“Participating Interest'' means as to any party to the PSC, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the PSC.

“Petroleum Operations” means all operations conducted in accordance with the PSC and the JOA for the purposes of exploring for, developing, exploiting and producing crude oil and/or natural gas from Block 2.

“Petroleum Regulations” means the Petroleum Regulations 2003 enacted by the JDA.

“Profit Oil” means the balance of crude oil remaining after the allocation of Royalty Oil, Cost Oil, and Tax Oil in accordance with the provisions of the PSC.

“PSC” has the meaning ascribed to it in the Recitals.

“Retained Bid Interest” means the remaining portion of the Bid Interest owned by ERHC after the Assignment of the Assigned Interest to Pioneer.

“Retained Option Interest” means the remaining portion of the Option Interest owned by ERHC after the Assignment of the Assigned Interest to Pioneer.

“Royalty” means the amount payable as Royalties to the JDA as defined in the Petroleum Regulations.

“Royalty Oil” means the quantity of crude oil that will generate an amount of revenues from the sale of crude oil equal to the actual amount necessary to pay Royalty and concession rentals.

“Tax” means the taxes payable pursuant to the Tax Regulations.

“Tax Regulations” means the Tax Regulations 2002 enacted by the JDA, and any amendments thereto.

“Tax Oil” means the quantity of crude oil allocated to the JDA in accordance with the terms of the PSC that will generate an amount of revenues from the sale of crude oil equal to the actual amount necessary to pay the Tax.

“Transfer Date” means the date the PSC is effective in accordance with the regulations of the JDA.

“Treaty” means the Treaty signed on 21 February 2001 by the government of Nigeria and the government of São Tomé e Príncipe in respect of the joint development of petroleum and other resources in the areas of the Exclusive Economic Zones of the two countries.

“Work Program” means the Petroleum Operations committed to be carried out by Contractor in Block 2 in accordance with the PSC.

EXECUTION VERSION

2.	Assigned Interest

(a)
ERHC agrees to use its reasonable efforts to cause Pioneer to acquire the Assigned Interest by direct execution of the PSC. However, in the event Pioneer does not execute the PSC directly, then subject to the satisfaction or waiver of the conditions precedent contained in Section 2 (b) hereof, ERHC hereby agrees to grant, convey, assign and transfer, effective as of the Transfer Date, and no later than ten (10) days after the satisfaction or waiver of the conditions precedent contained in Section 2 (b), the Assigned Interest.

(b)	Conditions Precedent

Notwithstanding anything provided herein to the contrary, the obligations of Pioneer under this Agreement are subject to the satisfaction or Pioneer's waiver of each of the following conditions precedent:

(i)	The Parties and the JDA execute the PSC;

(ii)	Any necessary approval(s) by the relevant Governmental authorities to the transfer of the Assigned Interest to Pioneer are obtained;

(iii)	The Assigned Interest is, in the aggregate, no less than fifteen percent (15%) of the total Participating Interest in Block 2;

(iv)	The Option Interest is equal to at least thirty percent (30%) Participating Interest in Block 2; and

(v)	Pioneer is appointed Operator under the PSC.

(c)
If the conditions precedent are not fulfilled, or waived by Pioneer, within two years after the Effective Date, either Party may elect by written notice to the other Party, to terminate this Agreement and neither Party shall have any further obligations to the other Party.

3.	Pioneer's Obligations

(a)
After the Transfer Date, Pioneer shall be obligated to pay all Costs and other obligations attributable to the Assigned Interest in accordance with the PSC, the JOA and any other applicable agreements.

(b)
Pioneer shall bear and pay for all taxes, fees and other similar costs assessed by the Government in connection with the transfer, conveyance or assignment of the PSC to Pioneer and Pioneer agrees to indemnify and hold ERHC harmless from any such taxes, fees or other costs relating to the Assignment.

  EXECUTION VERSION

(c)
In addition to the obligations contained in Sections 3(a) and 3(b), Pioneer agrees to pay on behalf of ERHC, subject to the limitations contained in this Section 3, ERHC's Participating Interest share of all Costs attributable to the Retained Option Interest and the Retained Bid Interest (“ERHC PI”) during the Earning Period as follows (the “Carried Costs”):

(i)
Costs incurred to perform the Petroleum Operations necessary to fulfill the minimum work commitment during Phase I as provided in the PSC up to ERHC PI's share of forty million US dollars (US$40,000,000); plus

(ii)
All Costs attributable to ERHC PI's share over forty million US dollars (US$40,000,000), but still incurred in respect of the minimum work commitment under Phase I of the PSC, shall be paid by Pioneer, but shall be subject to the additional obligation set forth in Section 3(c)(v) below; plus

(iii)
If Pioneer, at its sole option, decides to perform additional Petroleum Operations after satisfying the minimum work commitment for Phase I as provided in the PSC, Pioneer will pay ERHC PI's share of such Costs up to ERHC PI's share of ten million US dollars (US$10,000,000); plus

(iv)
All Costs attributable to ERHC PI's share over ten million US dollars (US$10,000,000), but incurred during the Earning Period shall be paid by Pioneer, but shall be subject to the additional obligation set forth in Section 3(c)(v) below.

(v)
All Costs incurred by Pioneer pursuant to Sections 3(c)(ii) and 3(c)(iv) hereof shall be charged interest compounded on a monthly basis until all Costs and interest have been recovered by Pioneer in accordance with Section 4(h) hereof, at the greater of:

(y)
the rate of 10% per annum to begin on the first day of the month succeeding the month in which the Cost is incurred. If the aforesaid rate is contrary to any applicable usury law, the rate of interest shall be the maximum rate permitted by such applicable law; or

(z)
the rate per annum equal to the to the one (1) month term, London Interbank Offered Rate for U.S. dollar deposits, as published in London by the Financial times or if not published, then by The Wall Street Journal, plus six (6) percentage points, applicable on the first day of the month succeeding the month in which the Cost is incurred and thereafter on the first day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest shall be the maximum rate permitted by such applicable law.

(vi)
Notwithstanding anything to the contrary in this Agreement, during the period of time after the Declaration of Commerciality but before the commencement of the field development programme, Costs (including allocated Operator's overhead charges) shall continue to be paid by Pioneer in accordance with Sections 3(c)(iii) and (iv); except that ERHC will pay its Participating Interest share of all Costs (including Operator's allocated overhead charges) incurred by the joint account in respect of the preparation and approval of the field development programme in accordance with the provisions of the JOA.

  EXECUTION VERSION

(d)	Pioneer agrees to pay any signature bonus related to the Bid Interest and the Retained Bid Interest.

(e)
Pioneer shall pay to ERHC, no later than ten (10) days after the execution of the PSC in respect of Block 2, the sum of one hundred thousand US dollars ($100,000) for each percentage point or part thereof of Participating Interest acquired by Pioneer in respect of the Bid Interest.

(f)
Pioneer shall furnish all financial guarantees required by the PSC or other laws and regulations of the JDZ and JDA in respect of the Retained Option Interest and the Retained Bid Interest, and shall continue to maintain such guarantees in place during the Earning Period.

(g)
After the completion of the minimum work commitment for Phase I of the PSC, nothing contained in this Section 3 shall prevent Pioneer from withdrawing from the PSC in its sole discretion in accordance with the terms of the PSC and the JOA. If Pioneer elects to withdraw entirely from the PSC and the JOA, all Pioneer obligations provided in this Agreement shall terminate (except for obligations incurred prior to the withdrawal) and neither Party shall have any further obligations to the other Party.

4.	Undertakings of the Parties

(a)
If in the course of processing the Application, the JDA requests the Parties to revise the terms offered under such Application, the Parties shall endeavor to agree unanimously on a response to the proposed revisions within the time frame allowed under the circumstances. If the Parties are unable to so agree, then Pioneer may propose such terms as it deems most likely to satisfy the JDA and may proceed with negotiations.

(b)
If the Application is successful, the Parties thereto shall proceed to negotiate in good faith and execute a PSC with the JDA. Pioneer shall act as the lead negotiator for the Parties during the negotiation of the PSC. Pioneer shall promptly advise ERHC of upcoming meetings with the JDA, consult with ERHC regarding strategy, and otherwise advise ERHC of the progress of negotiations. Each of such Parties shall be entitled to be present at and participate in all negotiations with the JDA. Nothing contained herein shall be deemed to obligate Pioneer to execute the PSC if, in its sole discretion, it decides not to. However, if Pioneer notifies ERHC in writing that it will not accept the Assignment, and ERHC notifies Pioneer in writing that it desires to execute the PSC, Pioneer shall assign all of its rights under this Agreement to ERHC, free and clear of any encumbrances of any sort created by Pioneer, and this Agreement shall terminate and neither Party shall have any further obligations to the other Party.

EXECUTION VERSION

(c)	Neither Party shall have the right to bind the other Party without such Party's prior written approval.

(d)	Each Party shall bear its own costs related to the negotiation and execution of the agreements contemplated by this Agreement.

(e)
Neither Party nor any of its Affiliates shall, for a period of two (2) years after the Effective Date, enter into any agreement with any entity or person pursuant to which a Party acquires an interest in Block 2 other than through the PSC, JOA and other agreements that are contemplated by this Agreement. Without prejudice to any other remedies either Party may have, if any Party acquires such an interest in violation of this undertaking, it shall forthwith notify the other Party and, upon request, assign or cause to be assigned all of the interest so acquired to the other Party for the same consideration paid by such Party or its Affiliate to the entity from whom such interest was acquired.

(f)
During the Earning Period Pioneer shall be entitled to vote on behalf of ERHC the Participating Interest share attributable to the Retained Option Interest in all matters requiring a vote of the Parties under the JOA, except that for matter requiring a unanimous vote under the JOA, Pioneer shall be entitled to vote ERHC's entire Participating Interest in Block 2.

(g)	ERHC agrees to support Pioneer as Operator of Block 2 under both the PSC and JOA.

(h)
Pioneer shall be entitled to receive fifty percent (50%) of the allocation of Cost Oil attributable to Costs properly allocable to Cost Oil under the PSC in respect of the Retained Option Interest and the Retained Bid Interest until it has recovered all of the Carried Costs (the “Cost Recovery”). In addition, Pioneer shall be entitled to receive an additional (i) twenty percent (20%) of the allocation of Cost Oil and (ii) twenty percent (20%) of the allocation of Profit Oil attributable to the Retained Option Interest and the Retained Bid Interest until it has recovered all of the:

(x)
Carried Costs that are not recoverable under the PSC, but are incurred as joint account costs under the JOA (specifically excluding any amounts incurred by Pioneer pursuant to Sections 3(d) and 3(e) hereof); and

(y)	interest that has accrued in accordance with Section 3(c)(v) (collectively the “Interest Recovery”).

  EXECUTION VERSION

If the total aggregate amount to be received in any accounting period by ERHC, after giving effect to this Section 4(h), is less than the amount that ERHC would be obligated to pay in respect of non-capital operating costs for the same accounting period, Pioneer's entitlement to the recovery amounts hereunder shall be reduced to allow ERHC to pay such non-capital operating costs in the current period and the amount so reduced shall be carried forward to the next accounting period(s). Cost Recovery and Interest Recovery will continue as provided herein until completed, after which ERHC shall be entitled to one hundred percent (100%) of the Cost Oil and Profit Oil attributable to the Retained Option Interest and the Retained Bid Interest. In addition, Pioneer shall be entitled to all deductions which are allowable against Tax in respect to such Carried Costs and shall also be entitled to receive any R-factor and other benefits under the PSC attributable to the Carried Costs. In the event the Government does not allow the assignment of such Cost Oil and Profit Oil rights from ERHC to Pioneer, ERHC shall make other arrangements that will place Pioneer in the same economic position as if such assignment had been allowed.

(i)
It is anticipated that the minimum work commitment for Phase I of the PSC will include an obligation to acquire seismic data. If any or all of such seismic data are licensed or otherwise acquired by Pioneer from a non-Affiliate third party and are subject to restrictions on disclosure by Pioneer to ERHC (“Licensed Data”), ERHC will be responsible for obtaining a separate agreement with such third party allowing said disclosure, and Pioneer will reimburse ERHC for one hundred percent (100%) of the costs associated with said licensing agreement and all of such costs will be deemed Carried Costs incurred by Pioneer pursuant to Sections 3(c)(i) and (c)(ii). In no event will Pioneer be responsible for obtaining any rights in regard to the Licensed Data for ERHC.

5.	Representation and Warranties

(a)	ERHC hereby represents and warrants that:

(i)
It is a corporation duly formed and currently existing in good standing under the laws of the State of Colorado and that is has full power and authority to hold the Assigned Interests and to execute and deliver this Agreement;

(ii)
The execution and delivery of this Agreement has been authorized by sufficient corporate action and that the person executing on behalf of ERHC has all necessary corporate power and authority to execute the Assignment;

(iii)
Neither the execution of this Agreement or the Assignment nor the consummation of the transactions contemplated herein will be or was in conflict with or result in the breach of any provision of, or constitute a default under, any judgment, decree, law, regulation, ordinance or other governmental order applicable to ERHC or the Assigned Interest;

  EXECUTION VERSION

(iv)
It has not received any notice of default and is not, to the best of its knowledge, in default under any order, writ, injunction or decree of any court, or any agreement or obligation, to which it is a party or by which it is bound or to which it may be subject, affecting Block 2 or ERHC's right to enter into this Agreement or the Assignment or to carry out the transactions contemplated herein;

(v)
It has not gone into liquidation, made an assignment for the benefit of creditors, declared itself or been declared bankrupt or insolvent by a competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so;

(vi)
The Assigned Interests are not subject to any material adverse contractual obligations, net profits interests, overriding royalty interests, production payments or any mortgages, pledges, liens, burdens or other encumbrances and there is no agreement to create the same; and

(vii)
No Work Program or commitment in excess of that disclosed to Pioneer in writing prior to the date of this Agreement has been proposed to the JDA by ERHC, nor will be so proposed without the Pioneer's prior written agreement.

(viii)
The Application contained in Annex 1 is a true summary of the bid submitted to the JDA by ERHC in respect of Block 2 in accordance with the rules of the JDZ bid round that occurred in October 2003 and such bid has not been amended or revoked.

(b)	Pioneer hereby represents and warrants that:

(i)	It is a corporation that has been duly formed and currently exists in good standing under the laws of Delaware and that it has full power and authority to execute this Agreement;

(ii)
The execution and delivery of this Agreement has been authorized by sufficient corporate action and the person executing on behalf of Pioneer has all necessary corporate power and authority to execute and accept the Agreement;

(iii)	It has the ability to meet all of its financial obligations hereunder;

(iv)
It has not gone into liquidation, made an assignment for the benefit of creditors, declared itself or been declared bankrupt or insolvent by a competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so;

(v)
Neither the execution of this Agreement or the relevant Assignment nor the consummation of the transactions contemplated herein will be, or was, in conflict with or result in the breach of any provision of, or constitute a default under, any judgment, decree, law, regulation, ordinance or other governmental order applicable to the company or the Assigned Interest; and

  EXECUTION VERSION

(vi)
It has not received any notice of default and is not, to the best of its knowledge, in default under any order, writ, injunction or decree of any court, or any agreement or obligation, to which it is a party or by which it is bound or to which it may be subject, affecting Block 2 or its right to enter into this Agreement or the Assignment or to carry out the transactions contemplated herein.

(c)	Mutual Representations and Warranties

(i)
Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the United States of America, Nigeria, São Tomé e Príncipe and the JDA (ii) the laws of the country of incorporation of such Party or such Party's ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such Party of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party. Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Parties' system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the joint operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

(ii)
The Parties covenant that neither they nor any of their Affiliates or any of their respective officers, directors, employees, agents or stockholders acting on behalf of such Party will pay, promise to pay, or authorize or permit the direct or indirect payment of, by such Party or by any affiliate or agent thereof, any money or anything of value to any person for the purpose of illegally or improperly inducing that person to take any action or omit to take any action in connection with the Option Interest or the Bid Interest. Each of the Parties shall indemnify the other and its officers, directors, employees, agents or stockholders acting on behalf of such party from and against any claim, loss, damage, liability, expense and cost of whatever nature arising out of or connected with a Party's noncompliance.

EXECUTION VERSION

(iii)	The execution of this Agreement by one of the Parties shall not trigger any liability or obligation as to any other Party other than those contained in this Agreement.

(iv)
All representations and warranties given under this Section 5 shall, for the contractual term set forth herein, be deemed repeated and valid, true and correct as of the Transfer Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Transfer Date.

(v)	ERHC agrees to indemnify and hold Pioneer harmless from and against:

(1)	any claims, causes of action, or liabilities of any kind or character which arise out of the breach by ERHC of any of its warranties, representations and covenants under this Agreement; and

(2)
any costs, expenses, or other liabilities of any kind or character arising in connection with (x) the Assigned Interest or any operations that are attributable to the period of time prior to the Transfer Date and (y) the Retained Option Interest and the Retained Bid Interest or any operations relating thereto that are attributable to the period of time after the Transfer Date.

(vi)	Pioneer agrees to indemnify and hold ERHC harmless from and against

(1)	any claims, causes of action, or liabilities of any kind or character which arise out of the breach by Pioneer of any of its warranties, representations and covenants under this Agreement; and

(2)
any costs, expenses, or other liabilities of any kind or character arising in connection with the Assigned Interest or any operations relating thereto that are attributable to the period of time after the Transfer Date.

(d)
The respective indemnities, representations and warranties of the Parties as setforth in this Agreement shall remain in full force and effect, and shall survive the Transfer Date without limitation as to time.

EXECUTION VERSION

(e)	Disclaimer of Other Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS SECTION, ERHC AND PIONEER MAKE NO, AND DISCLAIM ANY, WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PIONEER IN CONNECTION WITH THIS AGREEMENT.

6.	Tax

(a)
Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party's share of all obligations under the PS C and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the JDA tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws, regulations or other Government action, the Parties shall adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party's sole expense, with such information with respect to joint operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

(b)
If interpretation or enforcement of the PSC by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

(c)	United States Tax Election.

(i)
If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Section. Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

  EXECUTION VERSION

(ii)
No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted Operator (or each U.S. Party if required for such purpose) shall make such election as may be permitted or required by such laws and each Non-U.S. Party shall join therein to the least extent necessary to permit such election to be effectively made. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(iii)
Unless approved by every non-U.S. Party, no activity shall be conducted under this Agreement that would cause any non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations or to be subject to any U.S. tax reporting or payment obligations that it would not otherwise be subject to.

7.	Notices

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Section shall mean actual delivery of the notice to the address of the Party specified hereunder.

EXECUTION VERSION

Addresses	Names of Representatives

ERHC:
Environmental Remediation Holding Corp.
5444 Westheimer, Suite 1570	President & CEO
Houston, TX 77056
Phone: (713)626-4700
Facsimile: (713) 609-4704

Pioneer:
Pioneer Natural Resources USA, Inc.	Director, International Negotiations
5205 N. O'Connor Blvd., Suite 1400
Irving, Texas 75039
Phone: (972)444-9001
Fax: (972) 969-3552

8.	Governing Law; Dispute Resolution

(a)	Governing Law

The substantive law of Texas, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties.

(b)	Dispute Resolution

(i)
The Parties agree, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, or of any guaranty issued pursuant to or in connection with this Agreement, that cannot be settled through good-faith negotiations shall be exclusively and finally settled by arbitration in accordance with this Section 8.

(ii)	Any Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the American Arbitration Association (“AAA”).

(iii)
The arbitration proceedings shall be conducted in Houston, Texas in the English language in accordance with the International Arbitration Rules of the AAA as in effect on the date of this Agreement. The applicable authorities in order of precedence for purposes of the arbitration shall be this Agreement, such Arbitration Rules, and laws of New York.

  EXECUTION VERSION

(iv)	The arbitration shall be heard and determined by three (3) arbitrators.

(v)	Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration.

(vi)	The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator.

(vii)
If any Party fails to appoint its Party appointed arbitrator and/or the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum industry.

(viii)
None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.

(ix)
The arbitrators shall not be bound by the rules of evidence and civil procedure. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the dispute on evidence produced by the Party that does appear. The arbitrators shall be required to give written reasons for their decision.

(x)
The award shall be issued in writing within sixty (60) days after the later of the close of the hearing, or the last day for submittal of information or other documents as requested for submittal by the arbitrators.

(xi)	The decision of the majority of the arbitrators shall constitute an award and said award shall be final and binding upon the Parties, and shall be without right of appeal.

(xii)
The award of the arbitrators shall take the form of an order to pay money damages in US Dollars, shall not include consequential, punitive or other special damages, and shall include interest from the date of dispute until paid.

(xiii)	The fees of the arbitrators and costs incidental to arbitration proceedings, including legal expenses of the Parties, shall be borne in accordance with the award of the arbitrators.

(xiv)
Any arbitration award rendered pursuant to this Agreement shall be enforceable in accordance with the provisions of the 1958 Convention on the Enforcement of Foreign Arbitration Awards of the United Nations to which the United States of America is a signatory, and may be entered and confirmed in any court having jurisdiction.

EXECUTION VERSION

(xv)
Any governmental body, agency, or government-owned entity which is or becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement, including without limitation, the jurisdiction of the arbitration panel, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy.

(xvi)
Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each Party's parent is located, shall apply to and be binding in any arbitration proceeding conducted under this Section 8.

9.	FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party. The term “Force Majeure” as employed herein shall mean acts of God, acts of public authorities, strikes, lockouts, labor boycotts (including those affecting the applicable Party's suppliers, contractors or transportation carriers), differences with workmen or failure of carriers to transport or furnish facilities for transportation, or other industrial disturbances, acts of the public enemy, war declared or undeclared, blockades, insurrections, riots, arrests, restraints of government and people, civil disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, explosions, breakage or accident to machinery or lines of pipe, the necessity for making repairs to or allocations of machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failures of wells, the inability to acquire equipment and materials at reasonable cost and after the exercise of reasonable diligence, litigation, arbitration, laws, orders, rules, regulations, requisitions or necessity of any governmental authority (including delays to obtain any necessary governmental approvals or authorizations on terms reasonably acceptable to the applicable Party or caused by the necessity to cooperate with any Governmental Authority), and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome.

EXECUTION VERSION

10.	ASSIGNMENT

(a)
No Party shall assign or transfer all or any of its rights or obligations hereunder except in accordance with this Agreement and, if applicable, subject to any necessary consents of the JDA under the terms of the PSC and any other relevant regulations.

(b)
Pioneer may assign or transfer all or any of its rights or obligations hereunder to a third party (including an Affiliate) that is capable of fully assuming and fulfilling the financial and technical obligations corresponding to the interest being assigned in accordance with the provisions to the JOA and to any necessary consents of the JDA under the terms of the PSC and any other relevant regulations. No assignment by Pioneer to a third party not an Affiliate of Pioneer shall be effective until ERHC has given its written consent (which consent shall not be unreasonably or arbitrarily withheld) and assignee has executed documentation satisfactory to ERHC assuming all of the obligations of Pioneer under this Agreement and the JOA with respect to the interest so assigned. Any assignment by Pioneer hereunder shall be subject to the following limitations:

(i)	Pioneer may not assign more than 75% of its total Participating Interest until the approval of the first field development programme;

(ii)	After the approval of the first field development programme, Pioneer may assign one hundred percent (100%) of its Participation Interest; and

(iii)	Pioneer may not assign less than 5% to any one entity.

(c)
ERHC may assign or transfer all or any of its rights and obligations hereunder to a third party (including an Affiliate) that is capable of fully assuming and fulfilling the financial and technical obligations corresponding to the interest being assigned in accordance with the provisions of the JOA and to any necessary consents of the JDA under the terms of the PSC and any other relevant regulations. No assignment by ERHC to a third party not an Affiliate of ERHC shall be effective until Pioneer has given its written consent (which consent shall not be unreasonably or arbitrarily withheld) and assignee has executed documentation satisfactory to Pioneer assuming all of the obligations of ERHC under this Agreement and the JOA with respect to the interest so assigned. Any assignment by ERHC hereunder shall be subject to the following limitations:

(i)	ERHC may not assign any of its Participating Interest prior to the Transfer Date;

(ii)	After the Transfer Date but prior to the completion of the minimum work commitment of Phase I of the PSC, ERHC may not assign more than fifty percent (50%) of its total Participating Interest; and

  EXECUTION VERSION

(iii)
After the completion of the minimum work commitment of Phase I of the PSC but prior to the approval of the first field development programme, ERHC may not assign more than seventy-five percent (75%) of its total Participating Interest;

(iv)	After the approval of the first field development programme, ERHC may assign one hundred percent (100%) of its Participation Interest.

(v)	ERHC may not assign less than 5% to any one entity.

11.	Liability

(a)
Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable to the other Party for special, indirect, punitive or consequential damages in connection with this Agreement.

(b)
If either Party fails to pay any of the amounts due under this Agreement (that are not otherwise due and payable under the JOA) by the applicable due dates, and such amount(s) remain unpaid for a period of thirty (30) days, any such amounts shall be deemed to be in default. At any time after a default, the non-defaulting Party shall have the right to send the defaulting Party a written notice stating the amount and cause of such default and the defaulting Party shall have no more than thirty (30) days after receiving such notice to remedy such default or send a written counter-notice to the non-defaulting Party stating the reasons why defaulting Party disputes such default. If the Parties do not reach agreement on the disposition of the default within 30 days after receipt of either such notice, then the non-defaulting Party shall be entitled to all remedies that would be available to a non-defaulting party under the JOA, applied mutatis mutandis to this Agreement, as if ERHC and the Pioneer were the only parties to the JOA.

12.	Confidentiality

(a)
No disclosure or press release concerning any of the terms hereof shall be made without the prior written consent of both Parties. Nothing contained in this Section, however, shall be construed to require any Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of any applicable securities laws.

(b)
The Parties have executed a Confidentiality Agreement dated 16 June 2004 that will remain effective and binding on the Parties until the execution of the JOA. In the event that Pioneer terminates its participation in this Agreement pursuant to Section 4 hereof, both Pioneer and ERHC shall remain bound the terms of such Confidentiality Agreement for a period of two (2) years after the Effective Date.

  EXECUTION VERSION

13.	Miscellaneous

(a)	Relationship of Parties,

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

(b)	Further Assurances.

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

(c)	Waiver.

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

(d)	Joint Preparation.

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

(e)	Severance of Invalid Provisions.

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

EXECUTION VERSION

(f)	Modifications.

There shall be no modification of this Agreement except by written consent of all Parties.

(g)	Priority of Agreement.

In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the PSC, this Agreement shall prevail unless such would be in violation of the applicable laws and/or the terms of the PSC.

(h)	Interpretation.

(i)
Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Section.

(ii)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(iii)	Gender. Reference to any gender includes a reference to all other genders.

(iv)	Section. Unless otherwise provided, reference to any Section or Annex means a Section or Annex of the Agreement.

(v)	Include. “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(i)	Counterpart Execution.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, ERHC is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart. For the purposes of this Agreement, execution of the Agreement by facsimile shall be considered as an original signature.

(j)	Public Announcements.

No public announcement or statement regarding the terms or existence of this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required. Such opinion shall be delivered to the other Parties prior to any such public announcement.

EXECUTION VERSION

(k)	Entirety.

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement on the day, month and year first above written.

ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

/s/ Ali Memon

By:	Ali Memon

Title:	President and Chief Executive Officer

PIONEER NATURAL RESOURCES USA, INC.

/s/ Scott D. Sheffield

By:	Scott D. Sheffield

Title:	President

Annex 1	ERHC's Bid for Block 2